                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): January 31, 1995

                             WANG LABORATORIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 ----------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

        1-5677                                         04-2192707
- - ------------------------                  ------------------------------------
(Commission File Number)                  (I.R.S. Employer Identification No.)

               One Industrial Avenue, Lowell, Massachusetts 01851
              -----------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)

                                 (508) 459-5000
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

         The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K dated January 31, 1995 to read in its entirety as follows:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                 (a)      Financial Statements of Business Acquired

                          Report of Deloitte & Touche LLP

                          Combined Balance Sheets of CS Business, W/I Business and Subsidiaries of Bull HN Information Systems Inc. as of October 2, 1994 and December 31, 1993

                          Combined Statements of Operations of CS Business, W/I Business and Subsidiaries of Bull HN Information Systems Inc. for the nine months ended October 2, 1994 and the years ended December 31, 1993 and 1992

                          Combined Statements of Cash Flows of CS Business, W/I Business and Subsidiaries of Bull HN Information Systems Inc. for the nine months ended October 2, 1994 and the year ended December 31, 1993

                          Notes to Combined Financial Statements

                 (b)      Pro Forma Combined Condensed Financial Statements

                          Pro Forma Combined Condensed Balance Sheet as of September 30, 1994

                          Pro Forma Combined Condensed Statements of Operations for the three months ended September 30, 1994 and the nine months ended June 30, 1994

                          Notes to Pro Forma Combined Condensed Financial Statements

            (c)      Exhibits

                     Item No.        Description

                    *2. Asset and Stock Purchase Agreement among Wang Laboratories, Inc., Compagnie des Machines Bull, Bull S.A. and Bull HN Information Systems Inc. dated as of December 30, 1994

                    *4.              Credit Agreement among Wang
                                     Laboratories, Inc., HFS, Inc.,
                                     certain Lenders and Agents named
                                     therein and Bankers Trust Company
                                     dated January 30, 1995.

                    23.              Consent of Deloitte & Touche LLP

- - ---------------------------

*Previously filed

                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 1995                      WANG LABORATORIES, INC.
                                          (Registrant)



                                           /s/ FRANKLYN A. CAINE
                                          -------------------------------
                                              Franklyn A. Caine
                                              Executive Vice President
                                              and Chief Financial Officer

                                  EXHIBIT INDEX

Item No.                  Description                               Page No.

*2.                       Asset and Stock Purchase
                          Agreement among Wang
                          Laboratories, Inc., Compagnie
                          des Machines Bull, Bull S.A. and
                          Bull HN Information Systems
                          Inc. dated as of December 30, 1994

*4.                       Credit Agreement among Wang
                          Laboratories, Inc., HFS, Inc.,
                          certain Lenders and Agents
                          named therein and Bankers
                          Trust Company dated January 30,
                          1995.

23.                       Consent of Deloitte & Touche LLP

- - --------------------------------

*Previously filed

                          PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

         The following Pro Forma Combined Condensed Balance Sheet as of September 30, 1994, and the Pro Forma Combined Condensed Statements of Operations for the three months ended September 30, 1994 and the nine months ended June 30, 1994 (the period since reorganization), give effect to the acquisition by Wang Laboratories, Inc. (the Company) of certain assets and liabilities of Compagnie des Machines Bull and its affiliates (collectively "Bull") as if the acquisition had occurred on September 30, 1994 for purposes of the balance sheet and at October 1, 1993 for purposes of the statements of operations. The pro forma information is based on the historical financial statements of the Company and Bull, giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial information.

         The pro forma information does not purport to be indicative of the financial position or results of operations that would have been attained had the combination been in effect on the dates indicated nor of future results of operations of the Company. The pro forma combined condensed financial statements should be read in conjunction with the separate audited financial statements and notes thereto of Wang Laboratories, Inc. included in its Form 10-K for the year ended June 30, 1994 and the audited financial statements and notes thereto of Bull contained elsewhere herein.

                 PRO FORMA COMBINED CONDENSED BALANCE SHEET (1)

                               SEPTEMBER 30, 1994

                                   (Unaudited)
                              (Dollars in millions)

                                                 Historical         Historical           Pro Forma                 Pro Forma
                                                    Wang               Bull            Adjustments(2)               Combined
                                                 ----------         ----------         --------------              ----------

Assets
Current assets

   Cash and equivalents                            $ 184.2            $  27.6            $(109.9)                  $ 101.9
   Accounts receivable, net                          129.1               65.0               (2.6)                    191.5
   Inventories                                        26.4                7.6                --                       34.0
   Other current assets                               37.6                7.5               (3.1)                     42.0
                                                   -------            -------            -------                   -------
        Total current assets                         377.3              107.7             (115.6)                    369.4

   Depreciable assets, net                            78.8               92.9                4.9                     176.6
   Other                                              25.6               15.1               (9.5)                     31.2
   Intangible assets, net                            193.2               22.2               78.4                     293.8
                                                   -------            -------            -------                   -------
        Total assets                               $ 674.9            $ 237.9            $ (41.8)                  $ 871.0
                                                   =======            =======            =======                   =======

Liabilities and stockholders' equity

Current Liabilities

   Borrowings due within one year                  $   9.4            $  10.4            $   9.6                   $  29.4
   Accounts payable, accrued
    expenses and other                               215.1               98.7               50.1                     363.9
   Deferred service revenue                           57.7               37.3                --                       95.0
                                                   -------            -------            -------                   -------
        Total current liabilities                    282.2              146.4               59.7                     488.3

Long-term liabilities                                 72.2                9.1               23.0                     104.3

Redeemable preferred stock                            55.2                --                 --                       55.2

  Stockholders' equity                               265.3               82.4             (124.5)                    223.2
                                                   -------            -------            -------                   -------
  Total liabilities and stockholders'
   equity                                          $ 674.9            $ 237.9            $ (41.8)                  $ 871.0
                                                   =======            =======            =======                   =======


See Notes to Pro Forma Combined Condensed Financial Statements

            PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (1)
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994

                                   (Unaudited)
                  (Amounts in millions, except per share data)



                                                 Historical         Historical           Pro Forma                 Pro Forma
                                                    Wang               Bull              Adjustments               Combined
                                                 ----------         ----------           -----------               ---------

Net Revenue                                        $192.2           $110.2               $ (0.8)(9)                $301.6

Costs and Expenses

  Cost of revenues                                  126.2             79.8                  --                      206.0
  Research and development                            7.6              2.4                  --                       10.0
  Selling, general, and
    administrative                                   49.4             23.7                 (5.1)(6)(8)(9)            68.0
  Amortization of intangibles                         6.6              0.5                  2.9 (3)                  10.0
                                                   ------           ------               ------                     -----
Total costs and expenses                            189.8            106.4                 (2.2)                    294.0
                                                   ------           ------               ------                     -----
Operating Income                                      2.4              3.8                  1.4                       7.6

Other (income) expense                               (3.1)             0.2                  0.8 (4)                  (2.1)
                                                   ------           ------               ------                     -----
Income before income taxes                            5.5              3.6                  0.6                       9.7

Provision for income taxes                            2.7              1.2                  0.8 (10)                  4.7
                                                   ------           ------               ------                     -----
NET INCOME                                            2.8              2.4                 (0.2)                      5.0

Dividends and accretion on
    redeemable preferred stock                       (2.0)             --                   --                       (2.0)
                                                   ------           ------               ------                    ------
NET INCOME APPLICABLE TO
  COMMON STOCKHOLDERS                              $  0.8           $  2.4               $ (0.2)                   $  3.0
                                                   ======           ======               ======                    ======
Weighted Average Shares
    Outstanding                                      32.8                                                            34.4 (5)

NET INCOME PER SHARE                               $ 0.02                                                          $ 0.09
                                                   ======                                                          ======



See Notes to Pro Forma Combined Condensed Financial Statements

            PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (1)
                     FOR THE NINE MONTHS ENDED JUNE 30, 1994

                                   (Unaudited)
                  (Amounts in millions, except per share data)



                                                 Historical         Historical           Pro Forma                 Pro Forma
                                                    Wang               Bull              Adjustments               Combined
                                                 ----------         ----------           -----------               ---------


Net Revenue                                        $644.4           $321.6               $ (2.4)(9)                $963.6

Costs and Expenses

  Cost of sales                                     407.8            241.3                  --                      649.1
  Research and development                           29.7              7.4                  --                       37.1
  Selling, general, and
    administrative                                  174.6             72.6                (15.9)(6)(8)(9)           231.3
  Amortization of intangibles                        20.7              1.4                  8.7 (3)                  30.8
                                                   ------           ------               ------                    ------
Total costs and expenses                            632.8            322.7                 (7.2)                    948.3
                                                   ------           ------               ------                    ------

Operating Income (Loss)                              11.6             (1.1)                 4.8                      15.3

Other (income) expense                               (8.8)             2.3                  2.5 (4)                  (4.0)
                                                   ------           ------               ------                    ------
Income (Loss) before income taxes
    and cumulative effect of
    accounting change                                20.4             (3.4)                 2.3                      19.3

Provision for income taxes                            9.8              2.2                 (2.7) (10)                 9.3
                                                   ------           ------               ------                    ------
Income (Loss) before cumulative
    effect of accounting change                      10.6             (5.6)                 5.0                      10.0

Cumulative effect of adopting
    FAS 112                                           --               1.0                 (1.0)(7)                   --
                                                   ------           ------               ------                    ------
NET INCOME (LOSS)                                    10.6             (6.6)                 6.0                      10.0

Dividends and accretion on
    redeemable preferred stock                       (4.2)             --                   --                       (4.2)
                                                   ------           ------               ------                    ------
NET INCOME (LOSS) APPLICABLE TO
  COMMON STOCKHOLDERS                              $  6.4           $ (6.6)              $  6.0                    $  5.8
                                                   ======           ======               ======                    ======
Weighted Average Shares
    Outstanding                                      32.7                                                            34.3 (5)

NET INCOME PER SHARE                               $ 0.20                                                          $ 0.17
                                                   ======                                                          ======



See Notes to Pro Forma Combined Condensed Financial Statements

     NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(1) On January 31, 1995, Wang Laboratories, Inc. (the Company) completed a transaction with Compagnie des Machines Bull and its affiliates (collectively "Bull") in which the Company purchased from Bull S.A., its worldwide workflow and imaging business, and from Bull HN Information Systems Inc., its U.S. federal systems subsidiary, its U.S. customer services business, and its sales and service subsidiaries in Canada, Mexico, Australia and New Zealand. The Pro Forma Combined Condensed Balance Sheet has been prepared based on the Company's September 30, 1994 unaudited consolidated balance sheet and the October 2, 1994 combined balance sheet of Bull, which was derived from an audited balance sheet contained elsewhere herein. Wang has a fiscal year end of June 30 while Bull has a fiscal year end of December 31. Therefore, the pro forma statement of operations for the three months ended September 30, 1994, includes Wang's historical results for the three months ended September 30, 1994, and the Bull results for the three months ended October 2, 1994. The pro forma statement of operations for the nine months ended June 30, 1994, includes Wang's historical operations for the nine months ended June 30, 1994 (the period since reorganization) and the operations of Bull for the nine months ended October 2, 1994. As a result, operating results for Bull for the three months ended October 2, 1994, have been included twice.

(2)  The following table summarizes the pro forma balance sheet adjustments:



                                Adjustments to     Purchase Price and     Cost of Integration
                                Bull Historical    Purchase Accounting    and Other Initiatives

                                        (a)                   (b)                      (c)           Total

ASSETS

Cash and equivalents              $(27.6)                  $(82.3)                    $  0.0       $(109.9)
Accounts receivable                 (2.6)                     0.0                        0.0          (2.6)
Other current assets                (2.8)                     0.0                       (0.3)         (3.1)
Depreciable assets                  12.1                     (4.1)                      (3.1)          4.9
Other                               (0.1)                     0.2                       (9.6)         (9.5)
Intangible assets                  (22.2)                   100.6                        0.0          78.4
                                  ------                  -------                     ------       -------
Total Assets                      $(43.2)                 $  14.4                     $(13.0)      $ (41.8)
                                  ======                  =======                     ======       =======

LIABILITIES &
   STOCKHOLDERS' EQUITY
Borrowings due within
    one year                      $(10.4)                 $  20.0                     $  0.0        $  9.6

Accounts payable, accrued
    expenses and other             (35.8)                    41.7                       44.2          50.1
Long-term liabilities               (5.7)                    20.9                        7.8          23.0
Stockholders' equity                 8.7                    (68.2)                     (65.0)       (124.5)
Total Liabilities                 ------                  -------                     ------       -------
      & Stockholders' Equity      $(43.2)                 $  14.4                     $(13.0)      $ (41.8)
                                  ======                  =======                     ======       =======

(a) To adjust the historical balance sheet of Bull to equal the assets acquired and liabilities assumed.

(b) The following purchase price and purchase accounting adjustments were made to the historical balance sheet:

          * Pro forma consideration of $125.2 million paid for Bull, consisting of $82.3 million in cash, proceeds from borrowing under a revolving credit facility of $20.0 million, and issuance of 1,650,000 shares of Wang Common Stock valued at $22.9 million. The determination of purchase price was dependent on the net asset values of the businesses acquired at December 31, 1994. For purposes of preparing the pro forma financial statements, the net asset values at October 2, 1994 for Bull were used to calculate a "pro forma purchase price" reflected in the accompanying pro forma financial statements.

           * Accrual of transaction costs of $6.5 million, unfavorable lease obligations of $37.7 million and benefit plan and other obligations totaling $18.4 million.

           * Preliminary allocation of purchase price and to eliminate from stockholders' equity the net asset value ($91.1 million) of Bull.

(c) The Company expects to incur charges to operations, currently estimated at $65 million, in the quarter ended March 31, 1995 (the quarter in which the acquisition was consummated) to reflect principally the costs associated with combining the operations of the Company and Bull. These costs will consist primarily of workforce-related charges of $43 million, $9 million for the elimination of redundant facilities and other charges, and $13 million for the write down of certain assets. Approximately $10 million, representing relocation costs, system integration costs and other related charges, will be reported as incurred in future periods. Due to the non-recurring nature of these expenses, these charges are not included in the Pro Forma Statement of Operations, but rather are only considered on the Pro Forma Balance Sheet as a charge to retained earnings. The Company believes that the actions related to these charges will result in cost savings; however, no anticipated cost savings have been reflected in the accompanying Pro Forma Statement of Operations. Cash requirements for the integration and consolidation actions will total approximately $60 million. Approximately $25 million will be expended during the current fiscal year ending June 30, 1995; the remainder will be expended during the next fiscal year ending June 30, 1996.

     NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(3) To record expense of $3.4 million and $10.1 million for the three and nine month periods, respectively, for amortization of the excess of purchase price over the net assets acquired of $100.6 million, net of the elimination of goodwill amortization of $0.5 million and $1.4 million for the three and nine month periods, respectively, included in the Bull historical financial statements. The final allocation of the excess of purchase price over net assets acquired will be made to goodwill, installed base and other intangible assets with related amortization periods ranging from 5-15 years and is subject to appraisals, evaluations and other studies of the fair value of Bull's assets and liabilities.

(4) To reflect the estimated increase in net interest expense of $0.8 million and $2.5 million for the three and nine month periods, respectively, relating to (i) $20.0 million of estimated borrowings outstanding during the period on the revolving credit facility, bearing interest at 9% per annum; (ii) reversal of interest income on $82.3 million of cash used to finance the acquisition at an assumed rate of interest of 5.5% per annum; and (iii) to record interest for a note receivable assigned to Wang of $26.0 million which bears interest at a variable rate.

(5) Pro forma average number of shares outstanding reflects the issuance of 1,650,000 shares of Wang common stock in connection with the acquisition of Bull.

(6) To eliminate approximately $1.4 million and $4.3 million of expense for the three and nine month periods, respectively, recognized by Bull for discounts on the sale of accounts receivable to Bull Finance Corporation.

(7) To eliminate the cumulative effect of adopting FAS 112, "Employers Accounting for Post Employment Benefits".

(8) To reflect reduced facilities expenses and lower corporate allocations totaling $2.1 million and $6.8 million for the three and nine month periods, respectively.

(9) To reflect the reduction in revenues as certain French government grants will not remain with the acquired business and a reduction in various selling, general and administrative expenses of $1.6 million and $4.8 million for the three and nine month periods, respectively, of the Workflow/Imaging business, for certain activities that were not acquired by the Company.

(10) To record pro forma tax provisions, for the periods presented, at an effective rate approximating the Company's historical effective rate.

                                CS BUSINESS, W/I BUSINESS AND SUBSIDIARIES OF BULL HN INFORMATION SYSTEMS INC.
                                ---------------------------------------------

                                Combined Financial Statements for the
                                Nine Months Ended October 2, 1994 and
                                the Years Ended December 31, 1993 and 1992 and Independent Auditors' Report

         INDEPENDENT AUDITORS' REPORT
         ----------------------------

         To the Board of Directors:

         We have audited the accompanying combined balance sheets of the CS Business, W/I Business and Subsidiaries of Bull HN Information Systems Inc., as described in Note 1 to the combined financial statements, as of October 2, 1994 and December 31, 1993, the combined statements of operations for the nine months ended October 2, 1994 and for each of the two years in the period ended December 31, 1993, and the combined statements of cash flows for the nine months ended October 2, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overallfinancial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the CS Business, W/I Business and Subsidiaries of Bull HN Information Systems Inc. as of October 2, 1994 and December 31, 1993, the combined results of their operations for the nine months ended October 2, 1994 and for each of the two years in the period ended December 31, 1993, and their combined cash flows for the nine months ended October 2, 1994 and for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the combined financial statements, in 1993 the Subsidiaries changed their method of accounting for income taxes and the CS Business and HFS Inc. changed their method of accounting for other postretirement benefits; in 1994 the CS Business and HFS Inc. changed their method of accounting for other postemployment benefits.


         /s/ Deloitte & Touche LLP

         Boston, Massachusetts
         December 28, 1994

         CS BUSINESS, W/I BUSINESS AND SUBSIDIARIES OF
         BULL HN INFORMATION SYSTEMS INC.
         ---------------------------------------------

         COMBINED BALANCE SHEETS
         (In thousands of dollars)
         ---------------------------------------------------------------------------------------------------------
                                                           October 2,             December 31,
         ASSETS                                               1994                    1993
                                                            --------                --------
         CURRENT ASSETS:
           Cash and equivalents                             $ 27,565                $ 13,213
           Accounts receivable (net of allowances of
             $5,373 in 1994 and $6,974 in 1993)               62,628                  71,459
           Accounts receivable from affiliates                 2,389                   3,082
           Inventories                                         7,562                   5,801
           Prepaid and other assets                            3,735                     596
           Deferred tax asset                                  3,783                   3,373
                                                            --------                --------

                    Total current assets                     107,662                  97,524

         SPARE PARTS, PROPERTY AND OTHER EQUIPMENT, Net       92,851                 107,584

         EXCESS OF PURCHASE PRICE OVER NET
           ASSETS ACQUIRED, Net                               22,208                  24,416

         OTHER ASSETS                                         15,128                   9,137
                                                            --------                --------

         TOTAL ASSETS                                       $237,849                $238,661
                                                            ========                ========
         LIABILITIES AND EQUITY

         CURRENT LIABILITIES:
           Notes payable                                    $ 10,362                $ 14,884
           Accounts payable                                   13,421                  10,021
           Accounts payable to affiliates                     16,970                  23,792
           Accrued compensation and benefit costs             16,478                  13,298
           Accrued expenses                                   23,193                  21,932
           Advances from Bull HN                              26,068                  25,981
           Deferred revenue                                   37,304                  26,993
           Restructure reserve - short-term portion            2,580                   5,964
                                                            --------                --------

                    Total current liabilities                146,376                 142,865

         LONG-TERM DEBT                                        1,159                   1,212

         RESTRUCTURE RESERVE                                   2,154                   2,500

         OTHER LIABILITIES                                     5,771                   3,459
                                                            --------                --------

                    Total liabilities                        155,460                 150,036

         CONTINGENCIES                                           -                       -

         EQUITY                                               82,389                  88,625

                                                            --------                --------
         TOTAL LIABILITIES AND EQUITY                       $237,849                $238,661
                                                            ========                ========

                  See accompanying notes to the combined financial statements.

         CS BUSINESS, W/I BUSINESS AND SUBSIDIARIES OF
         BULL HN INFORMATION SYSTEMS INC.
         ---------------------------------------------

         COMBINED STATEMENTS OF OPERATIONS
         (In thousands of dollars)
         ------------------------------------------------------------------------------

                                           Nine months
                                             ended         Year ended      Year ended
                                           October 2,     December 31,     December 31,
                                              1994            1993            1992
                                           -----------    ------------     ------------
         REVENUE:
           Maintenance and other
             services                       $277,730        $387,352        $458,640
           Sales                              43,882          92,225         152,864
                                            --------        --------        --------

                    Total revenue            321,612         479,577         611,504
                                            --------        --------        --------

         COSTS AND EXPENSES:
           Cost of maintenance and other
             services                        202,515         280,301         313,599
           Cost of sales                      38,792          71,257         120,676
           Selling, general and
             administrative expenses          68,427         118,364         159,057
           Research and development            7,357          16,549           7,600
           Amortization of goodwill            1,407           1,907           1,920
           Discount on sale of accounts
             receivable                        4,259           3,109               -
           Interest expense                    2,284           3,330           5,067
           Restructuring costs                     -           7,710          23,000
                                            --------        --------        --------

                    Total costs
                      and expenses           325,041         502,527         630,919
                                            --------        --------        --------

         LOSS BEFORE INCOME TAXES AND
           CUMULATIVE EFFECT OF
           ACCOUNTING CHANGE                  (3,429)        (22,950)        (19,415)

         PROVISION FOR INCOME TAXES            2,189           4,000           4,157
                                            --------        --------        --------

         LOSS BEFORE CUMULATIVE EFFECT
           OF ACCOUNTING CHANGE               (5,618)        (26,950)        (23,572)

         CUMULATIVE EFFECT OF ADOPTING

           SFAS 112, Net of tax                  950               -               -

                                           ---------       ---------       ---------
         NET LOSS                          $  (6,568)      $ (26,950)      $ (23,572)
                                           =========       =========       =========

            See accompanying notes to the combined financial statements.

CS BUSINESS, W/I BUSINESS AND SUBSIDIARIES OF
BULL HN INFORMATION SYSTEMS INC.
- - ---------------------------------------------

COMBINED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
- - ---------------------------------------------------------------------------
                                                Nine months
                                                   ended        Year ended
                                                October 2,     December 31,
                                                   1994            1993
                                                ----------     ------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss                                      ($ 6,568)       ($26,950)

  Adjustments to reconcile net loss to
    net cash provided by operating
    activities:
      Depreciation and amortization                34,556          52,511
      Provision for restructuring costs               -             7,710
  Changes in:
    Accounts receivable                             9,551           4,699
    Inventories                                   (1,776)          15,955
    Prepaid and other assets                      (3,985)          10,113
    Accounts payable                              (3,415)           (931)
    Accrued compensation and benefits               3,180         (2,592)
    Accrued expenses                                1,276           3,449
    Accrued income taxes                            (166)         (2,977)
    Deferred revenue                               10,145         (3,748)
    Other liabilities                               2,312             790
    Deferred taxes                                  (410)         (1,149)
    Payments for restructuring costs              (3,730)        (20,611)
                                                --------        --------
           Net cash provided by
             operating activities                 40,970          36,269
                                                --------        --------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures                           (19,240)        (21,057)
  Increase in other assets                        (6,116)         (3,270)
  Disposals of property and other equipment        2,476               -
                                                --------        --------

           Net cash used in investing
             activities                          (22,880)        (24,327)
                                                --------        --------

CASH FLOW FROM FINANCING ACTIVITIES:
  Payments on borrowings                          (4,028)        (25,940)
  Net amount received from Bull HN/CMB                55          18,037
                                                --------        --------

           Net cash used in
             financing activities                 (3,973)         (7,903)
                                                --------        --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH              235            (117)
                                                --------        --------
NET INCREASE IN CASH                              14,352           3,922
CASH AND EQUIVALENTS, BEGINNING OF PERIOD         13,213           9,291
                                                --------        --------
CASH AND EQUIVALENTS, END OF PERIOD             $ 27,565        $ 13,213
                                                ========        ========

See accompanying notes to the combined financial statements.

CS BUSINESS, W/I BUSINESS AND SUBSIDIARIES OF
BULL HN INFORMATION SYSTEMS INC.
- - ---------------------------------------------

NOTES TO COMBINED FINANCIAL STATEMENTS
NINE MONTHS ENDED OCTOBER 2, 1994 AND
YEARS ENDED DECEMBER 31, 1993 AND 1992
(In thousands of dollars)
- - -------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation
    ---------------------

    Bull HN Information Systems Inc. (Bull HN) is a wholly owned subsidiary of Bull Data Systems Inc. (BDS), which is a wholly owned subsidiary, through direct and indirect investment, of Compagnie des Machines Bull
    (CMB), a French corporation. On or about December 30, 1994, Bull HN, CMB and Wang Laboratories, Inc. (Wang) are expected to enter into a series of agreements, including an Asset and Stock Purchase Agreement (the Agreement), whereby Wang will agree to acquire the United States Customer Service Operation of Bull HN (the CS Business), the Workflow and Imaging Business of CMB (the W/I Business) and the following wholly owned subsidiaries of Bull HN (the Subsidiaries):

      HFS Inc., a company principally engaged in the business of providing information processing products, maintenance, and services to the U.S. Government;

      Bull HN Information Systems Limited (Bull HN Canada),
      Bull HN Information Systems Australia Pty. Limited (Bull HN Australia), Bull HN Information Systems Wholesale Pty. Ltd. (a subsidiary of Bull HN Australia),
      Bull HN Information Systems New Zealand Limited, and
      Bull HN Sistemas de Informacion S.A. de C.V. (Bull HN Mexico); companies representing Bull HN's entire operations in Canada, Australia, New Zealand, and Mexico.

    The accompanying combined financial statements include the accounts of the CS Business, the W/I Business and the Subsidiaries. The CS Business has been operated as a component of Bull HN, sharing facilities and corporate services with other Bull HN components. The accompanying combined financial statements include the CS Business as if it had existed as a stand-alone entity separate from Bull HN for the periods presented and include the historical assets, liabilities, revenues and expenses that are related to the CS Business. The W/I Business has been primarily engaged in development of workflow/imaging software, which has been made available to other Bull-related entities on a royalty-free basis. The W/I Business is operated primarily as a cost center by CMB. The accompanying combined financial statements include the assets, liabilities, revenues (grants) and expenses of the W/I Business. The Subsidiaries have generally operated as separate stand-alone entities and the accompanying combined financial statements include the separate financial statements of those entities for the periods presented. Transactions between entities included in the combined financial statements have been eliminated.

    ---------------------------------

    For the periods presented, cost of revenue, selling, general and administrative expenses and research and development reflected in the combined financial statements include allocations to the CS Business, the W/I Business and HFS Inc. of certain expenses which were determined based on personnel, space, estimates of time spent to provide services, or other appropriate bases. These allocations include amounts for facilities, marketing, general management, treasury, audit, legal, financial reporting, benefits administration, insurance, communication, public affairs, information management, and other miscellaneous services. Bull HN Canada and Bull HN Australia are charged management fees by Bull HN.

    Management believes that the foregoing allocations and management fees were made on a reasonable basis; however, they do not necessarily equal the costs which would have been incurred on a stand-alone basis.

    The financial information included herein does not necessarily reflect the financial position and results of operations in the future or what the financial position and results of operations would have been had the CS Business, the W/I Business and the Subsidiaries been a separate, stand-alone entity during the periods presented.

    Wang is also expected to acquire and lease back certain real estate owned by Bull HN and used by other operating components of Bull HN pursuant to a sale/leaseback agreement. This real estate was not used by the CS Business, the W/I Business or the Subsidiaries and, accordingly, is not included in the accompanying combined financial statements.

    Significant Accounting Policies
    -------------------------------

    REVENUE RECOGNITION - Maintenance revenue is recognized ratably over the terms of the contracts (generally one year). Revenue from sales of information processing products and software license fees are generally recorded as products are shipped to commercial customers and as products are accepted by the U.S. Government. Revenue from fixed-price service contracts is recorded using the percentage-of-completion method of accounting. Revenue from time and materials contracts is recorded at contractual rates as labor hours and expenses are incurred. Provisions for contract losses are recognized when such losses are known. Grant revenue is recognized in the period in which the grant is approved.

    FOREIGN CURRENCY TRANSLATION - Assets and liabilities of the foreign subsidiaries, except Bull HN Mexico, and the W/I Business are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; income and expenses and cash flows are translated at the average exchange rates prevailing during the year. For these entities, translation adjustments are accumulated in equity. The functional currency for Bull HN Mexico is the U.S. dollar. Therefore, certain assets of this entity are translated at historical exchange rates and translation adjustments are reflected in the combined statements of operations. Foreign exchange transaction gains (losses) recognized in the accompanying combined statements of operations were ($424), $245 and ($882) for the nine months ended October 2, 1994 and for the years ended December 31, 1993 and 1992, respectively.

    CASH AND EQUIVALENTS - Cash and equivalents includes highly liquid, short-term cash investments purchased with remaining maturities of three months or less. The CS Business and the W/I Business are included in centralized cash management systems whereby all cash collections and cash payments are made on their behalf and are charged or credited to them through the equity account (Note 5).

    INVENTORIES - Inventories, which are primarily finished goods, are stated at the lower of cost or market, using average cost and the specific-identification methods.

    SPARE PARTS, PROPERTY, AND OTHER EQUIPMENT - Spare parts, property and other equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives as follows:

                                             Years
                                             -----

      Spare parts                            3-5
      Leasehold improvements                 10 (lease term, if shorter)
      Equipment                              3-15
      Furniture and fixtures                 6-15

    Effective January 1, 1994, the CS Business and the Subsidiaries began depreciating newly-acquired spare parts to be used in their multi-vendor (non Bull proprietary equipment) services business over three years. Previously-acquired spares are continuing to be depreciated over five years. The effect of this change was to increase depreciation expense in the nine months ended October 2, 1994 by $1,500.

    EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED - In 1991, CMB acquired the remaining minority interests in Bull HN. The portion of the excess of purchase price over net assets acquired allocated to the CS Business and Subsidiaries, $28,800, is included in the accompanying combined balance sheets and is being amortized on a straight-line basis over 15 years. Accumulated amortization at October 2, 1994 and December 31, 1993 was $6,035 and $4,627, respectively.

    OTHER ASSETS - Other assets consist primarily of prepaid pension cost, purchased customer portfolios, capitalized software and deposits. Capitalized software and customer portfolios are being amortized over their estimated useful life of two and three years, respectively. Accumulated amortization was $5,420 and $2,909 at October 2, 1994 and December 31, 1993, respectively.

    OTHER POSTRETIREMENT BENEFITS - Effective January 1, 1993, the CS
    Business and HFS Inc. adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), which requires that the cost of these benefits be accrued over the employees' period of service to the date employees become eligible for benefits. The adoption of SFAS 106 had the effect of increasing expenses in 1993 by $1,400. The CS Business and HFS Inc. elected to amortize the transition obligation of $7,200 over 20 years. Prior to 1993, these benefits were expensed as incurred. The W/I
    Business and the Subsidiaries, other than HFS Inc., are not required to, and will not adopt, SFAS 106 until 1995. Management believes that the effect of adoption of SFAS 106 on these Subsidiaries will not be material.

    POSTEMPLOYMENT BENEFITS - Effective January 1, 1994, the CS Business and HFS Inc. adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112). SFAS 112 requires that a liability be accrued for benefits, such as short-term disability, equal to the estimated cost of providing such benefits to former and inactive employees prior to retirement. The cumulative effect of adopting SFAS 112 was to increase the liability for postemployment benefits by $950, net of taxes at January 1, 1994. Prior to 1994, certain of these benefits had been recorded on a pay-as-you-go basis.

    RESEARCH AND DEVELOPMENT - Research and development costs are expensed as incurred. Certain software costs (included in other assets) are capitalized after technological feasibility has been established.

    INCOME TAXES - The CS Business and HFS Inc. are included in the consolidated federal income tax return of Bull HN which is included in the consolidated return of BDS. CMB and Bull HN do not allocate income taxes on a component basis and, accordingly, income taxes have not been included in the accompanying combined financial statements for the CS Business or the W/I Business; federal income taxes for HFS Inc. are included in the accompanying combined financial statements on a separate return basis.

    Effective January 1, 1993, the Subsidiaries adopted, prospectively, the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires, among other things, a change from the deferred to the liability method of computing deferred income taxes. The effect on operations and financial position of this change in accounting was not material.

2.  ACCOUNTS RECEIVABLE

    Accounts receivable, including amounts due under long-term contracts
    (contract receivables) directly from the U.S. Government unless otherwise indicated, are as follows:

                                                 October 2,     December 31,
                                                    1994            1993
                                                ------------    ------------
       Commercial/grant receivables               $36,021         $36,239
       Contract receivables:
         Billed                                    24,397          24,990
         Unbilled                                   7,583          17,204
                                                  -------         -------

                                                   68,001          78,433
       Less allowances                             (5,373)         (6,974)
                                                  -------         -------

       Total accounts receivable                  $62,628         $71,459
                                                  =======         =======

    Unbilled receivables represent recoverable costs and accrued profit not billed and are comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were not billable as of the balance sheet date under the contractual terms. Substantially all contract receivables are expected to be collected within one year.

    During 1993 and 1994 the CS Business sold certain accounts receivable without recourse to a finance subsidiary of BDS at a discount. Amounts sold during the nine months ended October 2, 1994 and the year ended December 31, 1993 were $116,781 and $82,947, and the corresponding discounts on such sales included in operating expenses were $4,259 and $3,109, respectively. The CS Business has no future obligation to sell accounts receivable.

3.  SPARE PARTS, PROPERTY AND OTHER EQUIPMENT

    Spare parts, property and other equipment consist of the following:

                                                 October 2,     December 31,
                                                    1994            1993
                                                 ----------     ------------
       Spare parts                                $161,725        $153,206
       Equipment                                    81,743          75,300
       Furniture and fixtures                        6,197           6,325
       Leasehold improvements                        5,556           5,737
                                                  --------        --------

                                                   255,221         240,568
       Less accumulated depreciation and
         amortization                             (162,370)       (132,984)
                                                  --------        --------
       Spare parts, property and other
         equipment, net                           $ 92,851        $107,584
                                                  ========        ========

4.  FINANCING ARRANGEMENTS

    Lines of Credit
    ---------------

    HFS INC. - HFS Inc. has a $25 million revolving credit agreement (the Credit Agreement) with a bank syndicate which expires April 30, 1996.
    The Credit Agreement permits borrowings up to a maximum of $25 million based on certain accounts receivable and inventory. At October 2, 1994, there were no outstanding borrowings and borrowing availability under the Credit Agreement was approximately $21 million. Borrowings bear interest at either the prime rate plus 1/2 of 1% or the Eurodollar rate plus 2% per annum at the option of HFS Inc. The Credit Agreement is renewable annually.

    All assets of HFS Inc. are pledged as collateral and HFS Inc. is required to comply with certain financial covenants, including the maintenance of a minimum level of tangible net worth.

    BULL HN AUSTRALIA - Bull HN Australia has lines of credit with two banks that provide for borrowings up to A$10,000 and A$14,000 (US$7,365 and US$10,311) at October 2, 1994, respectively. The first line bears interest at the bank's prime rate plus .6% and expires in September 1995. The second line bears interest at a fixed rate of 7.55% until December 2, 1994 and varies with money market rates thereafter. Borrowings under the second line are guaranteed by CMB. At October 2, 1994, outstanding borrowings were A$6,000 and A$8,000 (US$4,419 and US$5,892), respectively, under the lines.

    Long-Term Debt
    --------------

    Bull HN Canada has a note payable that bears interest at 11.44% and is due in installments through 2006. Annual repayments of principal are approximately $75.

    Interest paid for the nine months ended October 2, 1994 and for the year ended December 31, 1993 was $3,542 and $2,222, respectively.

5.  EQUITY

    The changes in equity for the year ended December 31, 1993 and the nine months ended October 2, 1994 were as follows:

    Balance at January 1, 1993                                     $97,838

       Net loss                                                    (26,950)
       Net cash received from Bull HN/CMB                           18,037
       Translation adjustment                                         (300)
                                                                   -------

    Balance at December 31, 1993                                    88,625

       Net loss                                                     (6,568)
       Net cash received from Bull HN/CMB                               55
       Translation adjustment                                          277
                                                                   -------

    Balance at October 2, 1994                                     $82,389
                                                                   =======

6.  RESTRUCTURING ACTIONS

    The CS Business and the Subsidiaries took restructuring actions in 1993 and 1992 consisting primarily of workforce reductions and costs to vacate facilities and provided $5,010 and $2,700 in 1993 and $21,000 and $2,000 in 1992, respectively, for such actions. Included in the 1993 amount is $3,700 allocated to the CS Business from Bull HN for its proportionate share of pension and medical plan curtailments based on the number of employees terminated. The restructure liability related to the curtailments, which will be retained by Bull HN, has not been reflected in the combined balance sheets.

7.  RELATED-PARTY TRANSACTIONS

    Related-party transactions with other Bull related entities were as follows:
                                  Nine Months            Year Ended
                                     Ended       ---------------------------
                                  October 2,     December 31,   December 31,
                                     1994            1993           1992
                                  ----------     ------------   ------------
      Maintenance and other
        services                    $ 3,767         $ 6,774        $   132
      Purchases of products          13,657          29,513         56,790
      Royalties                       2,492           3,641          4,300
      Interest expense                1,251           1,689          1,951
      Cost of sales allocated        23,229          31,557         38,400
      Selling, general and
        administrative costs
        allocated                    11,909          23,436         31,201
      Management fees                 1,535           4,599          6,581
      Costs allocated to other
        Bull components              12,423          10,110          7,000
      Advances from Bull HN          26,068          21,076         27,197
      Dividends paid                  1,700           3,000          1,500

    Under Bull HN's cash management program, certain of the Subsidiaries may borrow from Bull HN on an as-needed basis. At October 2, 1994, advances from Bull HN represent borrowings by Bull HN Canada, which bear interest at the prime rate.

8.  INCOME TAXES

    Income (loss) before income taxes and cumulative effect of change in accounting was comprised of the following:

                                  Nine Months           Year Ended
                                     Ended       ---------------------------
                                  October 2,     December 31,   December 31,
                                     1994            1993           1992
                                  -----------    ------------   ------------
      U.S. operations              $ 6,547        $  7,024       $ 10,116
      Foreign operations            (9,976)        (29,974)       (29,531)
                                   -------        --------       --------
      Loss before income taxes
        and cumulative effect of
        change in accounting       $(3,429)       $(22,950)      $(19,415)
                                   =======        ========       ========

    The provisions for income taxes on the loss before income taxes and cumulative effect of change in accounting, computed in accordance with SFAS 109 in 1994 and 1993 and in accordance with APB Opinion No. 11 in
    1992, were comprised of the following:

                                  Nine Months           Year Ended
                                     Ended       ---------------------------
                                  October 2,     December 31,   December 31,
                                     1994            1993           1992
                                  -----------    ------------   ------------
      Currently payable:
        U.S. federal                 $2,199         $3,904         $4,042
        State                           400            733            759
        Foreign                           -            512            579
                                     ------         ------         ------

          Total                       2,599          5,149          5,380

      Deferred:
        U.S. federal                   (345)          (968)        (1,030)
        State                           (65)          (181)          (193)
        Foreign                           -              -              -
                                     ------         ------         ------

          Total                        (410)        (1,149)        (1,223)
                                     ------         ------         ------

          Provision for income
            taxes                    $2,189         $4,000         $4,157
                                     ======         ======         ======

    Items giving rise to deferred income taxes were comprised of the following:

                                  Nine Months           Year Ended
                                     Ended       ---------------------------
                                  October 2,     December 31,   December 31,
                                     1994            1993           1992
                                  -----------    ------------   ------------
      Depreciation                 $(332)         $  (836)       $  (376)
      Restructure reserve and
        other                        (78)            (313)          (847)
                                   -----          -------        -------

        Total deferred income
          taxes                    $(410)         $(1,149)       $(1,223)
                                   =====          =======        =======

    A reconciliation of income taxes determined using the U.S. statutory rate of 34% to actual income taxes provided is as follows:

                                  Nine Months           Year Ended
                                     Ended       ---------------------------
                                  October 2,     December 31,   December 31,
                                     1994            1993           1992
                                  -----------    ------------   ------------
      Tax (benefit) at U.S.
        statutory rate            $(1,166)        $ (7,803)      $ (6,601)
      Effect of changes in
        valuation allowance on
        foreign deferred tax
        assets                     (1,540)             (55)             -
      Losses without federal/
        foreign tax benefit         5,109           10,500         10,278
      Income without provision
        for taxes                    (939)               -              -
      Nondeductible goodwill          835            1,557            892
      Foreign tax differential       (369)            (533)          (812)
      State taxes, net of federal
        tax benefit                   259              334            400
                                   ------          -------        -------

      Provision for income taxes   $2,189          $ 4,000        $ 4,157
                                   ======          =======        =======

    The effects of significant items comprising the components of deferred tax balances were as follows:

                                                 October 2,     December 31,
                                                    1994            1993
                                                ------------    ------------
      Deferred tax assets:
        Net operating loss carryforwards          $28,552         $29,870
        Reserves                                   12,541          12,465
                                                  -------         -------

          Total                                    41,093          42,335
                                                  -------         -------

      Deferred tax liabilities:
        Depreciation                               (2,887)         (3,219)
        Other                                      (1,361)         (1,361)
                                                  -------         -------

          Total                                    (4,248)         (4,580)
                                                  -------         -------

      Valuation allowance                         (33,062)        (34,382)
                                                  -------         -------

      Net deferred tax asset                      $ 3,783         $ 3,373
                                                  =======         =======

     Total income taxes paid were $2,755, $6,629, and $3,206 for the nine months ended October 2, 1994 and for the years ended December 31, 1993 and 1992, respectively. Certain taxes are paid to Bull HN because the component or subsidiary is included in a consolidated return filed by Bull HN. The deferred tax asset at October 2, 1994 and December 31, 1993 relates to HFS Inc. Management believes that it is more likely than not that the asset will be realized through future reduced income tax payments to Bull HN. Valuation allowances are provided against all other temporary deductible differences and loss carryforwards which are not more likely than not to be realized. At October 2, 1994 and December 31, 1993, a full valuation allowance has been provided on all other net deferred tax assets. The net reduction in the valuation allowance in 1994 and 1993 includes $1,540 and $55, respectively, recorded as a reduction of the income tax provision.

     At December 31, 1993, net operating loss carryforwards were comprised of the following:

                                                              Year of
                                                  Amount     Expiration
                                                  ------     ----------
       Canada                                     $49,000     1996-2001
       Australia                                   23,200     None
       New Zealand                                  6,200     None
       Mexico                                         -        -

 9.  LEASES

     Lease obligations at October 2, 1994 for facilities and equipment under noncancelable operating leases are as follows:

                                    Total      Sublease      Net
                                    -----      --------      ---
      1994 (Remainder of year)     $ 2,355      $   96     $ 2,259
      1995                          11,404         313      11,091
      1996                          11,150         313      10,837
      1997                          10,686         313      10,373
      1998                           9,474         316       9,158
      1999                           9,274         327       8,947
      Thereafter                    37,927       1,872      36,055
                                   -------      ------     -------

      Total                        $92,270      $3,550     $88,720
                                   =======      ======     =======

     The table above includes lease obligations and sublease income of $3,700 and $1,000, respectively, which are included in the restructure reserve in the accompanying combined balance sheet.

     Many of the leases include renewal options and certain of the leases contained rent holidays and/or other incentives which are being recognized ratably over the lease terms. Total rent expense included in the combined statements of operations, net of amounts allocated to other components of Bull HN, was $19,229, $26,995 and $30,023 for the nine months ended October 2, 1994 and the years ended December 31, 1993 and 1992, respectively.

10.  PENSION AND RETIREMENT PLANS

     All employees in the U.S. are covered by noncontributory defined benefit retirement plans. Additionally, the Subsidiaries have employees in various foreign countries that are covered by postemployment benefit arrangements, one of which is considered to be a defined benefit plan for accounting purposes. HFS Inc. also sponsors a Supplemental Executive Retirement Plan (SERP). In general, the plans provide benefits based primarily on years of credited service, average compensation levels, and age at retirement. The funding policy is to accumulate assets which, over time, will approximate the present value of the projected benefit obligation.

     The employees of the CS Business were historically included in the defined benefit plan sponsored by Bull HN, which will be retained by Bull HN. The costs related to the employees of the CS Business have been allocated from Bull HN. Such costs are included in the table below.

     Pension cost for defined benefit plans was comprised of the following:

                                    Nine Months            Year Ended
                                       Ended        -------------------------
                                    October 2,      December 31, December 31,
                                       1994            1993          1992
                                    ----------      ------------ ------------
     Allocated from Bull HN          $ 2,539          $ 2,681       $2,482
     Service cost - benefits
       earned                          2,897            5,146        3,265
     Interest cost on projected
       benefit obligation              3,881            6,452        4,616
     Actual return on plan assets     (2,054)         (16,317)      (4,903)
     Net amortization and deferral    (2,760)           8,766         (179)
                                      ------          -------       ------

     Net periodic pension cost        $4,503          $ 6,728       $5,281
                                      ======          =======       ======

     HFS Inc. also sponsors a defined contribution investment plan in the U.S., which allows for employee contributions of up to 15% of salary plus a sponsor match equal to 50% of the first 6% of an employee's contribution. Employees of the CS Business participated in the defined contribution investment plan sponsored by Bull HN. The expense for all defined contribution plans was $2,998, $5,070 and $4,595 for the nine months ended October 2, 1994, and the years ended December 31, 1993 and 1992, including amounts allocated from Bull HN of $988, $1,375 and $1,715, respectively.

     The following tables set forth the status of the defined benefit and supplemental executive retirement plans and the significant assumptions used for calculating the net periodic pension expense and accrued and prepaid pension liabilities and assets recognized in the combined financial statements:

                                                     HFS Inc.
                                                  --------------   Foreign
     October 2, 1994                              Plan      SERP    Plan
     ---------------                              ----      ----   -------
       Funded status:
         Actuarial present value of benefit
           obligations:
             Vested benefit obligation           $41,639   $  350   $ 7,640
                                                 =======   ======   =======

             Accumulated benefit obligation      $45,757   $  350   $ 9,033
                                                 =======   ======   =======

             Projected benefit obligation for
               service rendered to date          $49,127   $1,340   $11,035

         Plan assets at fair value, primarily
           listed stocks and bonds                51,460        -    18,681
                                                 -------   ------   -------

         Projected benefit obligation greater
           (less) than plan assets                (2,333)   1,340    (7,646)

         Unrecognized net gain                     5,466       51     1,883
         Unrecognized prior service cost            (108)    (710)        -
         Unrecognized net asset                        -        -       731
                                                 -------   ------   -------

       Combined balance sheet accrual
         (prepayment)                            $ 3,025   $  681   $(5,032)
                                                 =======   ======   =======

         Significant assumptions:
           Discount rate                           8.5%       8.5%      9.0%
           Rate of increase in compensation
             levels                                4.0        4.0       6.0
           Rate of return on plan assets           8.5        8.5       9.0

                                                     HFS Inc.
                                                  --------------   Foreign
     December 31, 1993                            Plan      SERP    Plan
     ---------------                              ----      ----   -------

       Funded status:
         Actuarial present value of benefit
           obligations:
             Vested benefit obligation           $42,123   $  269   $ 8,262
                                                 =======   ======   =======

             Accumulated benefit obligation      $46,882   $  269   $ 8,910
                                                 =======   ======   =======

             Projected benefit obligation for
               service rendered to date          $57,222   $1,083   $12,885
                                                 -------   ------   -------
         Plan assets at fair value, primarily
           listed stocks and bonds                52,434        -    19,517

         Projected benefit obligation greater
           (less) than plan assets                 4,788    1,083    (6,632)

         Unrecognized net (loss) gain             (1,235)    (126)    1,723
         Unrecognized prior service cost            (424)    (483)        -
         Unrecognized net asset                        -        -       728
                                                 -------   ------   -------

       Combined balance sheet accrual
         (prepayment)                            $ 3,129   $  474   ($4,181)
                                                 =======   ======   =======

         Significant assumptions:
           Discount rate                             7.5%     7.5%      6.0%
           Rate of increase in compensation
             levels                                  4.0      4.0       5.0
           Rate of return on plan assets             8.5      8.5       9.0

11.  OTHER POSTRETIREMENT BENEFITS

     Postretirement health care coverage is generally provided to employees retiring on or after attaining age 55, who have rendered at least 10 years of service, until the age of 65. These benefit costs are funded on a pay-as-you-go basis, and for 1994 and 1993 payments amounted to $587 and $470, respectively, for employees of HFS Inc.

     The employees of the CS Business were historically included in the postretirement health care plan of Bull HN. The costs related to such employees have been allocated by Bull HN and are included in the table below.

     Net periodic postretirement benefit costs included the following components:

                                                      Nine
                                                  Months Ended     Year Ended
                                                   October 2,     December 31,
                                                      1994            1993
                                                  ------------    ------------
       Allocated from Bull HN                        $1,513          $2,163
       Service cost - benefits attributed to
         service during the period                      116             170
       Interest cost on APBO                            374             596
       Amortization of unrecognized loss (gain)        (18)             -
       Amortization of transition obligation            270             360
       One-time adjustment for 1993 early
         retirement program                             -               370
                                                     ------          ------
     Net periodic postretirement benefit
       expense                                       $2,255          $3,659
                                                     ======          ======

     The following tables set forth the funded status, reconciled with amounts recognized in the HFS Inc. statements of financial position:

                                                  October 2,    December 31,
                                                     1994          1993
                                                  ------------    ------------
     Accumulated postretirement benefit obligation
       (APBO):
         Retirees                                   $3,812         $4,006
         Fully eligible active plan participants       795            638
         Other active plan participants              1,457          2,173
                                                    ------         ------

                                                     6,064          6,817

       Plan assets at fair value                       -              -
                                                    ------         ------

       APBO in excess of plan assets                 6,064          6,817
       Prior service cost not yet recognized
         in periodic postretirement benefit
         cost                                        1,767            -
       Unrecognized net (gain) loss from past
         experience different from that
         assumed and from changes in assumptions      (82)          1,045
       Unrecognized transition obligation           (6,567)        (6,836)
                                                    ------         ------

       Accrued postretirement benefit obligation    $1,182         $1,026
                                                    ======         ======

     The discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1994 and 7.5% in 1993. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11.5% in 1995, gradually declining 1.5% annually to 5.5% in 1999.

     If the health care cost trend rate assumptions were increased by one percent, the accumulated postretirement benefit obligation as of October 2, 1994 would be increased by $470. The effect of this change on the sum of the service and interest cost would be an increase of $50.

12.  CONTINGENCIES

     The CS Business and Subsidiaries are a party to certain litigation. It is the opinion of management that losses in connection with these matters in excess of the amounts provided in the combined balance sheets and applicable insurance coverage will not have a material adverse effect on the combined financial statements.

13.  CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     CONCENTRATIONS OF CREDIT RISK - There is no significant concentration risk due to the large number of customers dispersed over many different industries and geographic locations, except for receivables from the U.S. Government which were approximately 50% of accounts receivable at October 2, 1994.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of cash and equivalents, accounts receivable, accounts payable and borrowings are assumed to approximate fair value due to the short-term nature of these instruments.

14.  BUSINESS SEGMENTS

     The operations of the entities included in the combined financial statements comprise one industry segment - the service and sale of computer systems.

     Financial information, summarized by geographic area, is as follows:

                                       United
                                       States     Canada    Australia    Mexico     France     Total
                                       ------     ------    ---------    ------     ------     -----
         Nine months ended
           October 2, 1994:

           Total revenue              $218,048    $36,305    $57,527     $ 7,332    $ 2,400   $321,612
           Income (loss) from
             operations                  6,547     (3,443)     4,047      (2,280)    (8,300)    (3,429)
           Identifiable assets         147,467     28,769     47,759      10,154      3,700    237,849

         Year ended December 31,
           1993:

           Total revenue              $329,713    $61,929    $68,499     $14,736    $ 4,700   $479,577
           Income (loss) from
             operations                  6,862     (9,009)    (5,734)        131    (15,200)   (22,950)
           Identifiable assets         144,952     34,832     39,733      12,644      6,500    238,661

         Year ended December 31,
           1992:

           Total revenue              $424,363    $74,227    $84,891     $23,323    $ 4,700   $611,504
           Income (loss) from
             operations                 10,116    (21,661)    (1,213)        143     (6,800)   (19,415)

                                                   * * * * * *